Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share


                                                          Three Months Ended
                                                      -------------------------
                                                        March 30,      April 1,
                                                             1996          1995
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Computation of Fully Diluted Earnings per Share:

Income:
  Net income                                         $ 40,442,000  $ 29,548,000

  Add: Convertible debenture
       interest, net of tax                             6,836,000     4,304,000
                                                     ------------  ------------
  Income applicable to common
    stock assuming full dilution (a)                 $ 47,278,000  $ 33,852,000
                                                     ------------  ------------

Shares:
  Weighted average shares outstanding                  88,328,329    80,581,865

  Add: Shares issuable from assumed
       conversion of convertible
       debentures                                      26,167,521    22,814,514

       Shares issuable from assumed
       exercise of options (as
       determined by the application
       of the treasury stock method)                    1,718,039     1,039,338
                                                     ------------  ------------
  Weighted average shares outstanding,
    as adjusted (b)                                   116,213,889   104,435,717
                                                     ------------  ------------

Fully Diluted Earnings per Share (a) / (b)           $        .41  $        .32
                                                     ============  ============